Exhibit 99.1

Cushman & Wakefield Announces Proposed Public Offering of Ordinary Shares by Selling Shareholders

CHICAGO—(BUSINESS WIRE), November 12, 2019 — Cushman & Wakefield plc (NYSE: CWK) (“Cushman & Wakefield”) announced today the launch of a proposed underwritten public offering of 10,000,000 ordinary shares. All of the ordinary shares are being offered by existing shareholders and Cushman & Wakefield will not receive any of the proceeds from the offering. The selling shareholders include funds affiliated with TPG, PAG Asia Capital and Ontario Teachers’ Pension Plan Board.

Morgan Stanley is serving as sole underwriter for the offering.

An automatic shelf registration statement relating to the ordinary shares to be sold in the offering was filed with the Securities and Exchange Commission (“SEC”) on November 12, 2019 and became effective upon filing. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. You may obtain these documents for free by visiting the SEC’s website at www.sec.gov. Additionally, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cushman & Wakefield plc

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 51,000 employees in approximately 400 offices and 70 countries. In 2018, the firm had revenue of $8.2 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services.

Forward-Looking Statements

All statements in this press release other than historical facts are forward-looking statements, which rely on a number of assumptions concerning future events, including whether or not the offering will be consummated. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, actual results could differ materially from the forward-looking statements in this press release. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release.

Contacts

Investor Relations Contact

Len Texter

Investor Relations

+1 312 338 7860

IR@cushwake.com

Media Contact

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com